Exhibit (i)(2)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

January 31, 2024

MassMutual Advantage Funds

1295 State Street

Springfield, MA 01111-0001

Re: MassMutual Clinton Limited Term Municipal Fund (previously, MassMutual Clinton Short-Term Municipal Fund), MassMutual Clinton Municipal Fund, and MassMutual Clinton Municipal Credit Opportunities Fund

Ladies and Gentlemen:

We are furnishing this opinion in connection with the filing of Post-Effective Amendment No. 4 (the “Amendment”) to the Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended, by MassMutual Advantage Funds (the “Trust”) for the registration of an indefinite number of Class I, Class Y, and Class A shares of beneficial interest (collectively, the “Shares”) of MassMutual Clinton Limited Term Municipal Fund (previously, MassMutual Clinton Short-Term Municipal Fund), MassMutual Clinton Municipal Fund, and MassMutual Clinton Municipal Credit Opportunities Fund (each a “Fund” and together, the “Funds”).

We have examined copies of votes of the Trust’s Trustees, the Trust’s Bylaws, and the Trust’s Agreement and Declaration of Trust, each as certified to us by an Assistant Secretary of the Trust. We have also examined such other documents as we deem necessary for the purpose of this opinion.

We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

The Agreement and Declaration of Trust permits the Trustees to cause each shareholder, or each shareholder of any particular series or class, to pay directly, in advance or arrears, for charges of the Trust's custodian or transfer, shareholder servicing, or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of Shares in the account of such shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such shareholder. In addition, the Agreement and Declaration of Trust provides that, if, for any reason, the net income of any series or class determined at any time is a negative amount, in the discretion of the Trustees, the pro rata share of such negative amount allocable to each shareholder of such series or class may constitute a liability of such shareholder to that series or class which shall be paid out of such shareholder's account at such times and in such manner as the Trustees may from time to time determine (x) out of the accrued dividend account of such shareholder, (y) by reducing the number of Shares of that series or class in the account of such shareholder, or (z) otherwise.

Based on and subject to the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Class I, Class Y, and Class A shares of each Fund, and that, when such Shares are duly issued and sold, they will be validly issued, fully paid, and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate, or undertaking made or issued on behalf of the Trust by the Trustees, by any officer or officers, or otherwise. The Agreement and Declaration of Trust provides for allocation of the assets and liabilities of the Trust among its portfolio series, and further provides that in the event that any shareholder or former shareholder is held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators, or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability, but only out of the assets of the particular series of shares of which he or she is or was a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the particular series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP